Exhibit 10.1

12001 Tech Center Drive

Livonia, Michigan 48150

August 23, 2013

Pat Olney

[REDACTED]

[REDACTED]

[REDACTED]

STRICTLY PRIVATE AND CONFIDENTIAL

Dear Pat:

This letter confirms our verbal offer of employment by TRW Automotive Inc. (the Company) as Executive Vice President, and Chief Operating Officer.  In this capacity, you will report to John Plant, Chief Executive Officer.  You will also become a member of our Executive Committee.  In this role you will be located at our campus in Livonia, Michigan.

This offer of employment is contingent upon the following:

•                  approval of the Compensation Committee of the Board of Directors;

•                  satisfactory completion of a TRW substance screening test, and background/reference checks;

•                  signed acceptance of the “Applicant’s Certification” as noted in the Application for Employment;

•                  execution of the Employment Agreement; and

•                  eligibility for employment in the United States of America, however, in the event of you not being initially eligible for employment in the United States of America, we will employ you in a European affiliated company for up to one year until you qualify for an L1 Visa.

An outline of the offer and conditions relating to your prospective employment with the Company are as follows:

Compensation

Salary: Effective on your date of hire, your base salary will be $850,000.00 USD per year.  This salary will be the basis for calculation of any annual incentive payment.

Operational Incentive Plan: You will be eligible to participate in the Operational Incentive Plan with a target incentive level of 120% of your base salary over the plan year.  Target incentive is payable upon achievement of certain levels of performance in accordance with the terms and conditions of the plan.  The Company reserves the right to change the plan at its discretion.  The incentive is generally payable in February of the calendar year following the plan year.

Long Term Incentive Plan:  You will be eligible to participate in the TRW Automotive Holdings Corp. 2012 Stock Incentive Plan. The Plan permits the grant of non-qualified stock options, restricted stock units (RSUs), Stock-Settled Appreciation Rights (SSARs) and certain other stock-based awards.  Eligibility to participate is contingent upon meeting certain stock ownership guidelines.  You are required to own and retain at least 50,000 shares.  You may meet your ownership requirements by purchasing 5,000 shares by May 2014 and by retaining all vested equity from the Stock Incentive Plan and 401K match until you reach 50,000 shares.

In late February or early March 2014 and subject to the approval of the Compensation Committee, you will receive $1,800,000 of value in an initial equity award in the same format and ratio of award vehicles (RSUs, PSUs and SSARs) as the CEO.  It is normal practice and anticipated that a three (3) year ratable vesting schedule (1/3 each year for three years) will apply to these awards.

Severance:  The terms of your severance arrangement are detailed in your employment agreement.

Sign on Bonus:  A gross payment in the amount of $500,000 will be provided as soon as practical upon your joining TRW.  This payment will be repaid by you if you leave TRW prior to completing two years of employment.

Temporary Housing and Schooling:  A net payment in the amount of $50,000 will be provided to cover temporary housing.  In addition, if you are required to re-pay your children’s tuition for the 2013/2014 school to your current employer, TRW will reimburse you for this expense.

Benefits

TRW Automotive Retirement Savings Plan and Benefits Equalization Plan:  You will be eligible to participate in the TRW Automotive Retirement Savings Plan for Salaried Employees, a 401(k) savings plan wherein you can defer a percentage of your eligible earnings up to certain Internal Revenue Code limits and receive a TRW company match on the first 6% of your contributions.

Additionally,  you will be eligible to participate in the TRW Automotive Benefits Equalization Plan, a nonqualified benefit plan that which allows you to make-up deferrals to the Company’s 401(k) Plan that are otherwise unavailable due to the aforementioned limitations.

Details of these Plans will be provided to you upon commencement of your employment.

TRW Automotive Defined Contribution Salaried Retirement Plan:  You will be eligible to participate in the TRW Automotive Defined Contribution Salaried Retirement Plan, a non-qualified benefit plan under which the Company will make periodic contributions on your behalf in the amount of 15% of eligible earnings. For this purpose, eligible earnings are defined as your annual base salary and incentive compensation as may be paid under the aforementioned Operational Incentive Plan.

Employee Benefit Plans:  You will be eligible for coverage under the Company’s health care plans, disability and group life insurance in accordance with the terms and conditions of such plans.

Vacation:  Vacation time off will be administered in accordance with the terms and conditions of the Company’s vacation policy, which does not provide for any carryover of vacation days to future years or for any buyout of vacation days. You will be eligible for four weeks of vacation each calendar year.

Vehicle Allowance:  You will be provided with a monthly automobile allowance of $1,830, subject to adjustment from time to time.

Financial Planning:  The Company will pay for financial planning counseling based on the current program offered to other TRW executives.  This includes quarterly meetings and annual tax planning.

Conditions of Employment

Employment Agreement.  Upon commencement of your employment, it is expected that you will enter into an employment agreement with the Company which, amongst other applicable items, provides for termination of employment by either party, non-compete and confidentiality clauses.

A draft of this agreement is enclosed; the agreement will be finalized with you in due course.

TRW Policies and Directives.  All employees are expected to be aware of and follow the Company’s policy statements and Company directives that are available in each department.  A Standards of Conduct booklet references the most important of these and is given to each new employee.

Problem Resolution Policy.  All Company employees are bound by the Company’s Problem Resolution Policy and agree that before pursuing any legal action against the Company, challenging an employment decision involving a legally protected right, such a claim must first be submitted to alternative dispute resolution.  A copy of the Company’s Problem Resolution Policy is available upon request.

Illegal Immigration Reform and Immigrant Responsibility Act (IIAIRA) and Immigration Reform and Control Act (IRCA).  In order to verify eligibility to work in the United States, all employees must provide documentation in compliance with IIAIRA and IRCA.  Documentation that satisfies this requirement is listed on an enclosure to this letter.  All employees must provide this documentation on the first day of work.

John and the entire executive team are looking forward to you joining us later this year.

Yours truly,

/s/ Neil E. Marchuk
Neil E. Marchuk
Executive Vice President
Human Resources

Enclosure

cc: John Plant
cc: Francois Castaing

I hereby accept the Offer and Conditions of Employment:

/s/ Pat Olney	August 30, 2013
PAT OLNEY	DATE

Please sign and return to me the duplicate copy of the offer letter at your earliest convenience, but no later than September 06, 2013.